DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity # C16976-1998 Document Number: 20050582731-83 Date Filed: 11/29/2005 11:22:52 AM In the office of
Certificate of Change Pursuant to NRS 78.209	/s/ Dean Heller Dean Heller Secretary Of State

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

GENERAL GOLD CORPORATION

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

50,000,000 shares of common stock with a par value of $0.001 each.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 shares of common stock with a par value of $0.001 each.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation shall issue two (2) shares of common stock in exchange for every one (1) share of common stock issued.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date of filing (optional):

8. Officer Signature:	/s/ William Whittle Signature	President, CEO & CFO Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fee.	Nevada Secretary of State AM 78.209.2003

Revised on: 09/28/05